EXHIBIT 8.1

                              LIST OF SUBSIDIARIES


          DATE OF ACQUISITION      SHARE OWNERSHIP          SUBSIDIARIES

             July 11, 1997              69.3%             Louvem Mines Inc.
            August 19, 1993             100%              Camflo Mill Inc.







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